Exhibit 10.21

THIS EMPLOYMENT AGREEMENT is entered into as of the 28th day of January 2009.

BETWEEN:	TOUCHTUNES MUSIC CORPORATION, a Delaware corporation, with an office at 740 Broadway, Suite 1102, New York, New York;

(hereinafter referred to as the “Corporation”)

AND:	MR. DAVID SCHWARTZ, residing at 5920 Tommy Douglas, Cote St Luc, Quebec, Canada, H3X 4A6;

(hereinafter referred to as the “Executive”)

IT IS AGREED AS FOLLOWS:

WHEREAS the Corporation wishes to employ Executive, and Executive wishes to be employed by the Corporation.

NOW THEREFORE in consideration of the mutual covenants and agreements here contained and for other good and valuable consideration, the parties hereto agree as follows:

1.	Term

1.1	The Corporation hereby agrees to employ Executive, and Executive hereby accepts employment with the Corporation, upon the terms set forth in this Agreement, for an indefinite term. Executive’s employment with the Corporation shall begin on March 2, 2009 (the “Start Date”).

2.	Duties

2.1.	The Corporation hereby confirms having agreed to engage Executive as a Chief Financial Officer of the Corporation. In such capacity, Executive shall perform such duties and exercise such powers pertaining to such role for the Corporation and its affiliates as determined by the Board of Directors of the Corporation. Executive shall perform such duties from the Corporation’s Montreal, Quebec office.

2.2.	By his acceptance hereof, Executive agrees to devote substantially all of his working time, attention and skill to the Corporation and to make every reasonable effort necessary to promote the success of the Corporation’s business and perform adequately the duties that are assigned to him. Executive agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Corporation and any changes therein which may be adopted from time to time by the Corporation.

3.	Reporting procedures

3.1.	Executive shall report directly to the President and Chief Executive Officer of the Corporation or such other person as designated by the Corporation from time to time.

4.	Remuneration

4.1.	The annual base salary payable to Executive for his services hereunder shall be CDN$300,000 exclusive of bonuses, benefits and other compensation. The Executive’s base salary will be payable in periodic installments in accordance with the Corporation’s usual practice for its executives pursuant to the provisions of this Section 4, less any deductions or withholdings required by law.

The Corporation shall provide Executive with employee benefits comparable to those provided by the Corporation from time to time to other senior executives of the Corporation.

5.	Stock Options

5.1.	Subject to the approval of the Board of Directors of the Corporation (the “Board”), Executive shall be granted an option (the “Option”) to purchase 1,200,000 shares (the “Covered Shares”) of the Corporation’s common stock, par value $0.001 (the “Common Stock”), at an exercise price equal to the then current fair market value of each such share as determined by the Board, estimated to be $0.32 per share as of the date hereof. The Option shall vest over a four-year period as follows: (i) 300,000 Covered Shares shall vest on the first anniversary of the date the Option is granted (the “Date of Grant”), and (ii) the remaining 900,000 Covered Shares shall vest in thirty-six (36) equal monthly installments of 25,000 Covered Shares, with such vesting commencing on the first anniversary of the Date of Grant and ending on the fourth anniversary of the Date of Grant.

6.	Bonus

6.1.	Upon execution of this Agreement, Executive will be paid a signing bonus of CDN$50,000, payable on Executive’s first regular paycheck from the Corporation after the Start Date in accordance with the Corporation’s current practices, less any deductions or withholdings required by law.

6.2.	Executive shall be eligible to earn an annual bonus, with the target bonus equal to 50% of his annual base salary as in effect on the last day of the bonus period. Such bonus shall be prorated for 2009. Such bonus will be based upon the achievement of performance objectives recommended by the President and Chief Executive Officer of the Corporation and approved by the compensation committee of the Corporation. Any such bonus shall be payable within the guidelines set by the compensation committee of the Corporation.

7.	Vacation

7.1.	Executive shall be entitled to four (4) weeks of paid vacation per fiscal year of the Corporation. Should Executive decide not to or be unable because of his duties under this Agreement to take all the vacation to which he is entitled in any fiscal year, Executive shall be entitled to take up to one (I) week of such vacation in the next following fiscal year.

8.	Expenses

8.1.	Executive shall be reimbursed for all reasonable travel and other out-of-pocket expenses incurred by Executive from time to time in connection with carrying out his duties hereunder. For all such expenses, Executive shall furnish to the Corporation supporting evidence for expenses in respect of which Executive seeks reimbursement.

8.2.	The Corporation shall also reimburse Executive for reasonable cost of training and professional development.

8.3.	The Corporation shall provide Executive with adequate support and equipment to perform his duties.

9.	Termination

9.1.	This Agreement may be terminated, except for any continuing obligations set forth in Section 9.2:

a. At any time, for Cause, by written notice from the Corporation to Executive. For purposes of this Agreement, “Cause” means cause for dismissal without either notice or payment in lieu of notice for reasons of fraud, embezzlement, gross negligence, willful and reckless disregard or gross dereliction of duty, incapacity or refusal to perform employment functions due to drug use or alcohol addiction, conviction of a felony, or serious breach of duty not corrected within thirty (30) days of notice to that effect and discriminatory employment practices governed by statute.

b. Upon thirty (30) days’ notice in writing from Executive to the Corporation, specifying his intention to resign. In such event, the Corporation shall only be obliged to pay Executive his annual base salary hereunder for such remaining part of the period specified in the notice from Executive plus accrued vacation and any other amounts or benefits to which Executive was entitled as of and through Executive’s termination date.

c. Upon written notice from the Corporation to Executive, in the event of termination of his employment without Cause. In such event, the Corporation’s continuing obligations to Executive are set forth in Section 9.2.

d. Immediately upon the death or permanent disability of Executive. Executive shall be deemed to have become permanently disabled in the event of any mental incapacity or physical disability of such severity that Executive shall have been unable to attend to any normal duties with the Corporation for more than nine (9) consecutive months in any year or for twelve (12) months out of any period of twenty-four (24) consecutive months during the employment period.

9.2.	In the event of termination of Executive’s employment with the Corporation for any reason other than the reasons set forth in Section 9.1(a), Section 9.1(b) and Section 9.1(d), subject to the Executive’s execution and delivery to the Corporation of a release and covenant not to sue in substantially the form attached hereto as Exhibit A,

a.	the Corporation shall (i) immediately pay Executive a sum equal to six (6) months of the Executive’s annual base salary as in effect on the date of such termination, with such amount payable in accordance with normal and then current payroll practices of the Corporation, and (ii) provide health, medical, life insurance and dental benefits (to the extent such benefits can be provided to non-employees); provided, that if such benefits cannot be provided to non-employees, the Corporation shall reimburse Executive for the out-of-pocket costs incurred by Executive for comparable benefits during the twelve (12) month period following his termination, up to, in the case of any particular benefit, the dollar cost to the Corporation of such benefit as provided to the Executive as of the date of such termination; and

b.	all unvested options for shares of Common Stock held by Executive shall continue to vest in accordance with Executive’s stock option agreements with the Corporation (i) during the ninety (90) day period following the termination of Executive’s employment without Cause, or (ii) during the one (1) year period following the termination of Executive’s employment due to death or disability.

In the event of a termination of Executive’s employment pursuant to Section 9.1(a), Section 9.1(b) or Section 9.1(d), Executive shall not be entitled to any payments following such termination, other than accrued salary, accrued vacation and any other amounts or benefits to which Executive was entitled as of and through the termination date of his employment.

10.	Confidentiality

10.1.	Except to perform his duties under the Agreement, Executive shall not, directly or indirectly, without the specific prior written consent of the Corporation, at any time after the date hereof, divulge to any business, enterprise, person, firm, corporation, partnership, association or other entity, or use for Executive’s own benefit, (i) any confidential information concerning the businesses, affairs, customers, suppliers or clients of the Corporation Group, including, without limitation, any trade secret (process, plan, form, marketing strategy, etc.), all computer programs in any form (diskette, hard disk, tape, printed circuit, etc.), all access codes to computer programs together with any plan, sketch, diagram, card, contract, bid, price list and client list relative to the Corporation Group’s business, or (ii) any non-public data or statistical information of the Corporation Group, whether created or developed by the Corporation Group or on its behalf or with respect to which Executive may have knowledge or access (including, without limitation, any of the foregoing created or developed by Executive), it being the intent of the Corporation Group and Executive to restrict Executive from disseminating or using any data or information that is at the time of such use or dissemination unpublished and not readily available or generally known to persons involved or engaged in businesses of the type engaged in from time to time by the Corporation Group (the “Confidential Information”). For purposes of this Employment Agreement, Confidential Information shall not be deemed to include:

a.	Information that, at the time of disclosure under this Employment Agreement or during Executive’s employment, is in the public domain or that, after disclosure under this Employment Agreement or in connection with Executive’s employment, becomes part of the public domain by publication or otherwise through no action or fault of Executive or any other party subject to an obligation of confidentiality;

b.	Information that Executive discloses to his legal counsel, tax advisor, or accountant (“Executive’s advisors”); provided, that Executive’s advisors agree to comply with this Section 10;

c.	Information that the Corporation authorizes Executive to disclose in writing; or

d.	Information that Executive is required to disclose pursuant to a final court order; provided, that Executive has used reasonable efforts to advise the Corporation Group prior to the issuance of such court order that Confidential Information has been requested to enable the Corporation Group an opportunity to contest prior to any such disclosure.

For purposes of this Agreement, “Corporation Group” means TouchTunes Corporation and its subsidiaries and affiliates.

10.2.	This undertaking to respect the confidentiality of the Confidential Information and to not make use of or disclose or discuss it to or with any person shall continue to have full effect notwithstanding the termination of Executive’s employment with the Corporation for a period of two (2) years following the date of such termination.

11.	Non-solicitation

11.1.	Executive agrees that he shall not, during his employment and for a period of twelve (12) months following the termination of his employment, on his own behalf or on behalf of any person, whether directly or indirectly, in any capacity whatsoever, alone, through or in connection with any person, employ, offer employment to or solicit the employment or the engagement of or otherwise entice away from the employment of the Corporation Group, any individual who is employed by the Corporation Group at the time of the termination of Executive’s employment or who was employed by the Corporation Group in the six (6) month period preceding the termination of Executive’s employment.

12.	Intellectual Property

12.1.	For the purposes of this Agreement, the term “Inventions” means ideas, designs, concepts, techniques, inventions and discoveries, whether or not patentable or protectable by copyright and whether or not reduced to practice, including but not limited to devices, processes, drawings, works of authorship, computer programs, methods and formulas together with any improvement thereon or thereto, derivative works therefrom and know-how related thereto made, developed or conceived by Executive while at the employment of the Corporation during working hours using the Corporation’s data or facilities and which relates to the Corporation’s areas of business.

12.2.

Executive shall assign and hereby does assign all Inventions to the Corporation. Executive shall disclose all Inventions in writing to the Corporation, shall assist the Corporation in preparing patent or copyright applications for Inventions, and execute said applications and all other documents required to obtain patents or copyrights for those Inventions and/or to vest title thereto in the Corporation, at the Corporation’s expense, but for no additional consideration to Executive. In the event that the Corporation requires assistance under this Section after termination of employment, Executive shall provide such assistance at the cost and expense of the Corporation.

12.3.	During the term of this Agreement or after termination, on request of the Corporation and at the cost and expense of the Corporation, Executive shall execute specific assignments in favor of the Corporation or nominees of any of the Inventions covered by this Section, as well as execute all papers and perform all lawful acts that the Corporation considers reasonably necessary or advisable for the preparation, prosecution, issuance, procurement and maintenance of patent or copyright applications and patents and copyrights for the Inventions, and for transfer of any interest Executive may have, and shall execute any and all papers and lawful documents required or necessary to vest title in the Corporation or its nominee in the Inventions.

13.	Enforceability

13.1.	Executive hereby confirms and agrees that the covenants and restrictions pertaining to Executive contained in this Agreement, including, without limitation those contained in Sections 11 to 14 hereof, are reasonable and valid.

Without limiting the remedies available to the Corporation, Executive hereby expressly acknowledges and agrees that a breach of the covenants contained in Sections 11 to 14 may result in materially irreparable harm to the Corporation for which there is no adequate remedy at law; that it will not be possible to measure damages for such injuries precisely, and that, in the event of such a breach, the Corporation shall be entitled to obtain any or all of a temporary restraining order and a preliminary or permanent injunction restraining Executive from engaging in activities prohibited by the provisions of Sections 11 to 14 or such other relief as may be required to enforce specifically any of the covenants of Sections 11 to 14. Such proceedings shall not preclude the Corporation from claiming for damages that it has suffered.

14.	Return of Materials

14.1.

All files, forms, brochures, books, materials, written correspondence, memoranda, documents, manuals, computer disks, software products and lists (including lists of customers, suppliers, products and prices) pertaining to the business of the Corporation Group or any of its associates that may come into the possession or control of Executive shall at all times remain the property of the Corporation Group or associate, as the case may be. On termination of Executive’s employment for any reason, Executive agrees to deliver promptly to the Corporation all such property of the Corporation Group in the possession of Executive or directly or indirectly under the control of Executive. Executive agrees not to make for his personal or business use or that of any other party, reproductions or copies of any such property or other property of the Corporation Group.

15.	Withholding

15.1.	The Corporation may withhold from any amounts payable under this Agreement such federal, state or local taxes as may be required to be withheld pursuant to any applicable law or regulation.

16.	Notices

16.1.	All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by registered or certified mail, postage prepaid, return receipt requested or sent by overnight courier to the person and address set forth under each party’s name in the signature page hereof, or at such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. If such notice or communication is mailed, such communication shall be deemed to have been given on the fifth business day following the date on which such communication is posted.

17.	Governing Law

17.1.	The provisions of this Agreement shall be construed and enforced in accordance with the laws of the province of Quebec, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this provision to the substantive law of another jurisdiction.

18.	Severability

18.1.	It is the desire and intent of the parties hereto that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, although Executive and the Corporation consider the restrictions contained in this Agreement to be reasonable for the purpose of preserving the Corporation’s goodwill and proprietary rights, if any particular provision of this Agreement shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made.

19.	No assignment

19.1.	This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which, or into which, the Corporation may be merged or which may succeed to the Corporation’s assets or business; provided, however, that the obligations of the Executive are personal and shall not be assigned by him.

20.	Survival of covenants

20.1.	Insofar as any of the obligations contained in this Agreement are capable of surviving termination of this Agreement they shall so survive and continue to the Parties notwithstanding the termination of this Agreement for whatsoever reason.

21.	Complete understanding

21.1.	Once signed, this Agreement replaces all prior written and/or oral agreements between Executive and the Corporation with regard to Executive’s terms of employment with the Corporation. This Agreement may not be modified orally, but only in an agreement in writing signed by both parties. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

21.2.	This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute one agreement.

22.	Legal advice

22.1.	Executive hereby represents and warrants to the Corporation and acknowledges and agrees that he had the opportunity to seek and was not prevented nor discouraged by the Corporation from seeking independent legal advice prior to the execution and delivery of this Agreement and that, in the event that he did not avail himself of that opportunity prior to signing this Agreement, he did so voluntarily without any undue pressure and agrees that his failure to obtain independent legal advice shall not be used by him as a defense to the enforcement of his obligations under this Agreement.

23.	Language

23.1.	The parties have agreed that this document be drafted in the English language. Les parties ont consenti à ce que la présente convention d’option soit rédigée en langue anglaise.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.

TOUCHTUNES MUSIC CORPORATION

By:

Address:	740 Broadway, Suite 1102
New York, New York 10003

EXECUTIVE

/s/ David Schwartz
David Schwartz

Address: 5920 Tommy Douglas, Cote
St Luc, Quebec, Canada, H3X 4A6

Signature Page to Shwartz Employment Agreement

TOUCHTUNES CORPORATION

SEPARATION AGREEMENT AND

GENERAL RELEASE AND WAIVER OF CLAIMS

In connection with the termination of the employment of David Schwartz (“Executive”) with TouchTunes Corporation (the “Corporation”) or any of its subsidiaries, including without limitation, TouchTunes Music Corporation, and in exchange for the payment by the Corporation to Executive of certain severance amounts as provided below, Executive hereby provides Corporation with the following general release and waiver of claims (this “Release and Waiver”) on this      day of             , 20[    ].

1. Severance Payment.

(a) Upon the expiration of the Revocation Period (as defined below), the Corporation shall immediately pay to Executive the sum of $            , which is equal to six months’ annual base salary (less federal and provincial tax deductions required by law) (the “Severance Payment”).

(b) Except for the Severance Payment and any outstanding reimbursement of expenses, following the date of termination of Executive’s employment with the Corporation and/or any affiliate of the Corporation (the “Termination Date”), Executive will not be entitled to any additional compensation or benefits provided by the Corporation or any affiliate of the Corporation, except (a) unpaid salary and vacation pay that Executive has earned on or before the Termination Date (which Executive acknowledges has already been paid); (b) benefits accrued on or before the Termination Date to the extent vested in accordance with the terms of any benefit plan sponsored by the Corporation or an affiliate of the Corporation, in which Employee was a participant prior to the Termination Date; and (c) any rights under federal or provincial law.

2. Executive General Release. Executive agrees that he has received payment in full of any and all outstanding obligations owed to Executive by the Corporation and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, divisions, subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”), including all wages, vacation pay, compensation in lieu of notice, and all other amounts to which Executive is entitled in relation to his employment pursuant to An Act respecting Labour Standards, the Charter of Human Rights and Freedoms, the Civil Code of Québec (the “Charter of Human Rights”), any agreement or any other applicable statute. Executive hereby and forever discharges and releases the Corporation and all Releasees from any and all claims, damages, complaints, costs, expenses, charges, duties, indemnities, obligations or causes of action of every kind and nature, in law, equity or otherwise, relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, disclosed or undisclosed, that Executive may possess against the Corporation or any Releasee arising from any omissions, acts or facts that have occurred on or before the date hereof, including, without limitation:

(a) any and all claims relating to or arising from Executive’s employment with the Corporation or any of its subsidiaries, or the termination of that employment;

(b) any and all claims under the law of any jurisdiction, including, but not limited to, wrongful discharge of employment; constructive discharge from employment;

termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

(c) any and all claims for violation of any federal, provincial or local statute;

(d) any and all claims arising out of any other laws, statutes and regulations relating to employment or employment discrimination, including without limitation, any claims or complaints pursuant to An Act respecting Labour Standards and An Act respecting industrial accidents and occupational diseases;

(e) any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the compensation received by Executive in consideration for this Release and Waiver, and

(f) any and all claims for attorney fees and costs;

except this Release and Waiver shall not apply to claims relating to or arising from, Executive’s right to purchase, or actual purchase of, shares of stock of the Corporation or any of its subsidiaries, including, but not limited to, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state of federal law nor any rights that Executive has under the stock option agreements with the Corporation. In addition, Executive renounces all possibility of reinstatement of his employment with the Corporation or any of its subsidiaries.

The release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations that cannot be waived or released as a matter of law, or any obligations incurred or due under this Release and Waiver.

3. Acknowledgement of Waiver of Claims Under ADEA. Executive acknowledges that he is waiving and releasing any rights Executive may have under the Age Discrimination in Employment Act of 1967 (“ADEA Rights”) and that this waiver and release is knowing and voluntary. Executive acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that he has been advised that:

(a) Executive should consult with an attorney prior executing this Release and Waiver;

(b) Executive has up to twenty-one (21) days to consider the waiver of his/her ADEA Rights and to consult with counsel;

(c) Executive has seven days after he has executed this Release and Waiver to revoke the release of his/her ADEA Rights (the “Revocation Period”); and

(d) nothing in this Release and Waiver prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.

4. Confidentiality. Executive agrees to maintain in complete confidence the existence of this Release and Waiver, the nature of the separation, the contents and terms of this Release and Waiver and the consideration for this Release and Waiver (hereinafter collectively referred to as “Separation Information”), Except as required by law, Executive may disclose Separation Information only to his/her immediate family members, a Court in proceedings to enforce the terms of this Release and Waiver, Executive’s counsel, and Executive’s accountant and any professional tax advisor to the extent that they need to know the Separation Information in order to provide advice on tax treatment or to prepare tax returns. Executive further acknowledges and confirms that he/she will comply with his/her obligations with respect to the confidential and proprietary information of the Corporation and any of its subsidiaries that governed his/her employment.

5. Non-Disparagement. Executive agrees to refrain from any defamation, libel or slander of the Corporation or any Releasee. The Corporation shall instruct its directors and executive officers to refrain from any defamation, libel or slander of the Executive.

6. Severability. In the event that any provision in this Release and Waiver becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Release and Waiver shall continue in full force and effect without said provision so long as the remaining provisions remain intelligible and continue to reflect the original intent of the parties.

7. Voluntary Execution of Release and Waiver. Executive executes this Release and Waiver voluntarily and with the full intent of releasing all claims, and without any duress or undue influence by the Corporation. Executive acknowledges that:

(a) Executive has carefully read this Release and Waiver and understands all of its terms and consequences and the full and final release of claims set forth above;

(b) Executive has had adequate time to consider the terms of this Release and Waiver and knowingly and voluntarily entered into it;

(c) Executive has not relied upon any representation or statement, written or oral, not set forth in this Release and Waiver;

(d) the only consideration for signing this Release and Waiver is as set forth herein;

(e) the consideration received for executing this Release and Waiver is greater than that to which Executive would have otherwise been entitled;

(f) Executive was given the opportunity, and advised, to have this Release and Waiver reviewed by an attorney and tax advisor prior to signing such document and has been represented in the preparation, negotiation, and execution of this Waiver and Release by legal counsel of his/her own choice or has voluntarily declined to seek such counsel; and

(g) Executive understands the legal and binding effect of this Release and Waiver.

This Release and Waiver constitutes a transaction in accordance with Section 2631 and subsequent sections of the Civil Code of Québec.

TOUCHTUNES CORPORATION

Dated:	By:
Title:

EXECUTIVE

Dated:
David Schwartz